Exhibit 99.1

CITIZENS FINANCIAL SERVICES ANNOUNCES THE CONVERSION OF
FIRST CITIZENS NATIONAL BANK TO A
PENNSYLVANIA-CHARTERED BANK AND TRUST COMPANY

First Citizens National Bank Changes Name to First Citizens Community Bank

Mansfield, Pennsylvania, June 29, 2012 – Citizens Financial Services, Inc. (“Citizens Financial”) (OTCBB: CZFS), the holding company for First Citizens National Bank (“First Citizens”), announced today that First Citizens has converted from a national bank to a Pennsylvania-chartered bank and trust company and became a member of the Federal Reserve System effective June 28, 2012 at 5:01 p.m. In connection with the conversion, First Citizens changed its name to First Citizens Community Bank.

Randall E. Black, Chief Executive Officer and President stated, “We are delighted to complete our conversion to a state-chartered bank and to be a member of the Federal Reserve System.  Converting to a state bank charter and the related name change reinforces our focus on community banking as we execute our business strategy. From our customers’ perspective, the charter conversion will be seamless; we will continue to operate through our current network of branch offices, and the terms and conditions of our customers’ loans and deposit accounts will not be affected in any manner.”

As a result of the charter conversion and membership in the Federal Reserve System, the Pennsylvania Department of Banking and the Federal Reserve will serve as First Citizens’ primary regulators.

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 18 offices are located.